Exhibit 99.1

Zynex Announces 2017 First Quarter Results

LONE TREE, Colo., May 15, 2017 /PRNewswire/ -- Zynex, Inc. (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, announces 2017 first quarter financial results.

President and CEO Commentary:

Thomas Sandgaard, CEO commented: "The first quarter of 2017 was a continuation of a strong second half of 2016 with net income of $353,000 and revenue of $3.4 million for the quarter. Our gross profit margins are still strong at 73% and a focus on lowering fixed expenses is paying off in terms of positive cash flow and a strong, positive net income.

"We received financing of $1 million towards the end of the first quarter which has been extremely helpful in terms of building enough products to keep up with sales orders and now providing our sales force with demonstration units. We are also experiencing a significant improvement in cash collections as a result of improved billing efforts and are streamlining our infrastructure to accommodate further growth in orders. Sales order growth had been limited the past couple of quarters due to cash constraints and not having any availability to borrow under our line of credit. We continue to reduce the balance on our line of credit and the balance at the end of April 2017 was $1.9 million, down from $2.7 million at the beginning of the year.

"We currently estimate our second quarter revenue to come in at approximately $3.8 million, a net income of $500,000 and EBITDA around $650,000. EBITDA in the first quarter of 2017 was $527,000 and for the full year 2016 it was $640,000.

"Our long term goals continue to be taking advantage of the huge void in the electrotherapy industry realizing annual revenue in excess of $250 million, a listing of a national stock exchange and also launching our Blood Volume Monitor into the hospital market for non-invasively detecting blood loss and internal bleeding."

Summary of Financial Results:

The Company's net revenue was flat compared to the year before, $3,436,000 for the first quarter of 2017, compared to $3,477,000 for the first quarter in 2016. The lack of growth was primarily impeded by the lack of cash and available borrowings under the line of credit to facilitate the production of units to fill orders timely. Cost of Goods Sold decreased from $983,000 in the first quarter of 2016 compared to $923,000 in the same quarter in 2017 which reflects an increase in Gross Profit Margin to 73% versus 72% in the same period 2016.

The Company reported Selling, General and Administrative ("SG&A") expenses of $2,030,000 for first quarter 2017, compared to $2,844,000 for the first quarter 2016. The Company's SG&A expenses decreased 29% compared to the same period last year, continuing a trend of decreasing operating expenses, primarily reduced employee expenses, resulting in an improvement of the quarter's operating result by $831,000.

The Company reported net income of $353,000 or one cent per share for the first quarter of 2017 compared to a net loss of $440,000 in the first quarter of 2016 or one cent per share.

The Company's cash and line of credit balance as of March 31, 2017 was $462,000 and $2,171,000, respectively, as compared to cash and line of credit balance as of December 31, 2016 of $247,000 and $2,771,000.

Webcast Details: Monday, May 15, 2017 at 9:00 a.m. MT – 11:00 a.m. ET

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BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	March 31,	December 31,
	2017	2016
	(UNAUDITED)

ASSETS
Current Assets:
Cash	$462	$247
Accounts receivable, net	2,902	3,028
Inventory, net	128	107
Prepaid expenses	148	40
Total current assets	3,640	3,422
Property and equipment, net	522	580
Deposits	55	55
Intangible assets, net	28	34
Total assets	$4,245	$4,091
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Line of credit	$2,171	$2,771
Current portion of unsecured subordinated promissory notes	288	-
Current portion of capital leases	135	118
Accounts payable	2,521	2,879
Deferred revenue	-	54
Income taxes payable	103	94
Accrued payroll and payroll taxes	642	732
Deferred insurance reimbursement	880	880
Accrued expenses	199	217
Total current liabilities	6,939	7,745
Long-term portion of unsecured subordinated promissory notes	120	-
Obligation to issue common stock to private placement noteholders	255
Capitalized leases, less current portion	88	136
Warranty liability	12	12
Total liabilities	7,414	7,893
Stockholders’ Deficit:
Preferred stock; $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding		-
Common stock, $.001 par value, 100,000,000 shares authorized, 32,048,484 (2017) and 31,271,234 (2016) shares issued and outstanding	32	31
Paid-in capital	6,310	6,032
Accumulated deficit	(9,422)	(9,776)
Total Zynex, Inc. stockholders’ deficit	(3,080)	(3,713)
Non-controlling interest	(89)	(89)
Total stockholders’ deficit	(3,169)	(3,802)
Total liabilities and stockholders’ deficit	$4,245	$4,091

STATEMENTS OF OPERATIONS
(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended March 31,
	2017	2016
Net revenue:
Product sales	$1,862	$2,583
Product supplies	1,574	894
	3,436	3,477
Operating expenses:
Cost of revenue – rental, product & supply	923	983
Selling, general and administrative expense	2,030	2,844
Income (loss) from operations	483	(350)
Other income (expense):
Interest expense	(121)	(94)
Total other income (expense)	(121)	(94)
Income (loss) before income taxes	362	(444)
Income taxes	(9)	—
Net income (loss)	$353	$(444)
Net income (loss) per share :
Basic	$0.01	$(0.01)
Diluted	$0.01	$(0.01)
Weighted average number of common shares outstanding:
Basic	31,417,859	31,271,234
Diluted	31,564,484	31,271,234

STATEMENTS OF CASH FLOWS
(UNAUDITED, AMOUNTS IN THOUSANDS)

	Three months ended March 31,
	2017	2016
Cash flows from operating activities:
Net cash provided by operating activities	$23	$666
Cash flows from investing activities:
Change in inventory used for rental	(57)	10
Net cash provided by investing activities	(57)	10
Cash flows from financing activities:
Net borrowing (repayments) on line of credit	(600)	(640)
Proceeds from unsecured subordinated promissory notes	1,035
Payment of commission and placement agent fees and related expenses	(155)
Payments on capital leases obligations	(31)	(20)
Net cash (used in) provided by financing activities	249	(660)
Net increase (decrease) in cash	215	16
Cash at the beginning of the period	247	8
Cash at the end of the period	$462	$24
Supplemental cash flow information:
Interest paid	$121	$94

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.  For additional information, please visit: Zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital or augment our liquidity in order to continue our business, the success of our compound pharmacy and international expansion efforts, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016.

Contact: Zynex, Inc.  (303) 703-4906